As filed with the Securities and Exchange Commission on August 4, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
––––––––––––––––––––
GERON CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2287752
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

––––––––––––––––––––––––––––––––––––––––
230 Constitution Drive
Menlo Park, California 94025
(Addresses of Principal Executive Offices including Zip Code)
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1996 EMPLOYEE STOCK PURCHASE PLAN
2002 EQUITY INCENTIVE PLAN
(Full Title of the Plans)
––––––––––––––––––––

Thomas B. Okarma	Copy to:
President and Chief Executive Officer	Mark V. Roeder, Esq.
Geron Corporation	Latham & Watkins LLP
230 Constitution Drive	140 Scott Drive
Menlo Park, California 94025	Menlo Park, California 94025
(650) 473-7700	(650) 328-4600
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

☐	Large accelerated filer	☒	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

CALCULATION OF REGISTRATION FEE
	Amount	Proposed Maximum	Proposed	Amount of
	to be	Offering Price	Maximum Aggregate	Registration
Title of Securities to be Registered	Registered (1)(2)	Per Share (3)	Offering Price (3)	Fee
Common Stock, $0.001 par value per share, issuable under
the 1996 Employee Stock Purchase Plan (4)	600,000	$8.63	$ 5,178,000	$288.93
Common Stock, $0.001 par value per share, issuable under
the 2002 Equity Incentive Plan (4)	2,000,000	$8.63	$17,260,000	$963.11
Total	2,600,000	$8.63	$22,438,000	$1,252.04

(1)	The 1996 Employee Stock Purchase Plan (the “Purchase Plan”) authorizes the issuance of 1,200,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Geron Corporation (the “Company”), of which 600,000 shares are being registered hereunder. The 2002 Equity Incentive Plan (the “2002 Plan”) authorizes the issuance of 17,579,603 shares of Common Stock of the Company, of which 2,000,000 shares are being registered hereunder.

(2)	Pursuant to Rule 416(a), this registration statement (the “Registration Statement”) shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the Company’s Common Stock.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended (the “Securities Act”), and is based on the average ($8.63) of the high ($8.77) and low ($8.49) sales prices of the Company’s Common Stock, as reported on the Nasdaq Global Market on July 29, 2009.

(4)	Each share of Common Stock being registered hereunder, if issued prior to the termination by the Company of its Rights Agreement dated as of July 20, 2001, will include one preferred share purchase right. Prior to the occurrence of certain events, the preferred share purchase rights will not be exercisable or evidenced separately from the Common Stock.

This Registration Statement will become effective upon filing in accordance with Rule 462 under the Securities Act.

Proposed sale to take place as soon after the effective date of the Registration Statement as stock is issued under the Purchase Plan and options granted under the 2002 Plan are exercised.

Total Pages 9
Exhibit Index on Page 7

REGISTRATION OF ADDITIONAL SECURITIES

     On September 23, 1996, Geron Corporation, a Delaware corporation (“Geron” or the “Company”) filed a Registration Statement on Form S-8, Registration No. 333-12487 (the “First Purchase Plan Registration Statement”), with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 300,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for issuance from time to time in connection with the 1996 Employee Stock Purchase Plan (as amended, “the Purchase Plan”). On July 23, 2003, the Company filed a Registration Statement on Form S-8, Registration No. 333-107276 (the “Second Purchase Plan Registration Statement”), with the Commission relating to an additional 300,000 shares of Common Stock issuable under the Purchase Plan. The Purchase Plan authorizes the issuance of 1,200,000 shares of Common Stock. Under this Registration Statement, the Company is hereby registering an additional 600,000 shares of Common Stock issuable under the Purchase Plan, none of which has been issued as of the date of this Registration Statement.

     On July 3, 2002, the Company filed a Registration Statement on Form S-8, Registration No. 333-91916 (the “First EIP Registration Statement”), with the Commission relating to an aggregate of 7,000,000 shares of Common Stock to be offered and sold under the 2002 Equity Incentive Plan (as amended, the “2002 Plan”). On October 7, 2004, the Company filed a Registration Statement on Form S-8, Registration No. 333-119601 (the “Second EIP Registration Statement”), with the Commission relating to an additional 579,603 shares of Common Stock issuable under the 2002 Plan. On August 5, 2005, the Company filed a Registration on Statement on Form S-8, Registration No. 333-127255 (the “Third EIP Registration Statement”), with the Commission relating to an additional 2,000,000 shares of Common Stock issuable under the 2002 Plan. On August 4, 2006, the Company filed a Registration Statement on Form S-8, Registration No. 333-136330 (the “Fourth EIP Registration Statement”), with the Commission relating to an additional 2,000,000 shares of Common Stock issuable under the 2002 Plan. On August 1, 2007, the Company filed a Registration Statement on Form S-8, Registration No. 333-145042 (the “Fifth EIP Registration Statement”), with the Commission relating to an additional 2,000,000 shares of Common Stock issuable under the 2002 Plan. On August 1, 2008, the Company filed a Registration Statement on Form S-8, Registration No. 333-152725 (the “Sixth EIP Registration Statement”), with the Commission relating to an additional 2,000,000 shares of Common Stock issuable under the 2002 Plan. The 2002 Plan authorizes the issuance of 17,579,603 shares of Common Stock. The Company is hereby registering an additional 2,000,000 shares of Common Stock issuable under the 2002 Plan, none of which has been issued as of the date of this Registration Statement.

     Pursuant to Instruction E of Form S-8, the contents of the First Purchase Plan Registration Statement, Second Purchase Plan Registration Statement, First EIP Registration Statement, Second EIP Registration Statement, Third EIP Registration Statement, Fourth EIP Registration Statement, Fifth EIP Registration Statement and Sixth EIP Registration Statement are incorporated by reference in this Registration Statement on Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Commission by Geron are incorporated as of their respective dates in this Registration Statement by reference:

  Geron’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Commission on February 27, 2009;

  Geron’s Current Reports on Form 8-K filed with the Commission on January 23, 2009, January 28, 2009, February 12, 2009, February 12, 2009, February 17, 2009, March 30, 2009, April 27, 2009 and July 2, 2009;

  Geron’s Quarterly Report on Form 10-Q for the three months ended March 31, 2009, filed with the Commission on April 30, 2009;

  Geron’s Quarterly Report on Form 10-Q for the three and six months ended June 30, 2009, filed with the Commission on July 31, 2009;

  the description of Geron preferred share purchase rights, contained in Geron’s Current Report on Form 8-K dated as of July 20, 2001, filed with the Commission on July 23, 2001, and any amendment or report filed with the Commission for purposes of updating the description; and

  the description of Geron’s common stock contained in the Registration Statement on Form 8-A (File No. 000-21643) filed with the Commission on October 30, 1996 and Form 8-A (File No. 000-21643) filed with the Commission on May 11, 2004 under Section 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

     All documents filed by Geron pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Directors and Officers

     Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Our Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

     A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index on page 7 and is incorporated herein by reference.

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on August 4, 2009.

GERON CORPORATION

By:	/s/ David L. Greenwood
David L. Greenwood
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Thomas B. Okarma and David L. Greenwood, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Thomas B. Okarma	President, Chief Executive Officer and	August 4, 2009
Thomas B. Okarma	Director (Principal Executive Officer)

/s/ David L. Greenwood	Executive Vice President and Chief Financial	August 4, 2009
David L. Greenwood	Officer (Principal Financial and Accounting
Officer)

/s/ Alexander E. Barkas	Director	August 4, 2009
Alexander E. Barkas

/s/ Karin Eastham	Director	August 4, 2009
Karin Eastham

/s/ Edward V. Fritzky	Director	August 4, 2009
Edward V. Fritzky

/s/ Charles J. Homcy	Director	August 4, 2009
Charles J. Homcy

Director
Thomas D. Kiley

/s/ Patrick J. Zenner	Director	August 4, 2009
Patrick J. Zenner

EXHIBIT INDEX

EXHIBIT
NUMBER		DESCRIPTION	PAGE
4.1	+	Amended and Restated 1996 Employee Stock Purchase Plan	N/A
4.2	++	Amended and Restated 2002 Equity Incentive Plan	N/A
4.3	+++	Rights Agreement dated as of July 20, 2001, between Geron Corporation
		and U.S. Stock Transfer Corporation, as Rights Agent	N/A
5.1		Opinion of Latham & Watkins LLP	8
23.1		Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)	N/A
23.2		Consent of Independent Registered Public Accounting Firm	9
24.1		Power of Attorney (included on the signature page to this Registration Statement)	6
____________________

(+)	Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 filed on July 31, 2009.

(++)	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed on April 30, 2007.

(+++)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 23, 2001.